Exhibit 10.9

Lease Agreement for Rental Room

SANOS Nihonbashi Building 4th Floor

Lessor: Sano Corporation

Lessee: PicoCELA Inc.

Lease Period: July 27, 2024 - July 26, 2026

Lessor: Sano Corporation (hereinafter referred to as “Party A”)

Lessee: PicoCELA Inc. (hereinafter referred to as “Party B”)

Party A and Party B hereby enter into this lease agreement (hereinafter referred to as “this Agreement”) for the rental property described in the contract details, under the terms and conditions set forth below. This Agreement is made in duplicate, with each party retaining one copy after signing (or affixing a signature) and sealing.

July 24, 2024

Lessor (Party A)

Address: 3-4-2 Omachi, Akita City, Akita Prefecture, 010-061

Company Name: Sano Corporation

Representative Director: Munetaka Sano (Company chop)

Qualified Invoice Issuer Registration Number: T9410001003258

Lessee (Party B)

Address: 4th Floor, SANOS Nihonbashi, 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo 103-0013

Company Name: PicoCELA Inc.

Representative Director: Hiroshi Furukawa (Company chop)

Qualified Invoice Issuer Registration Number: T2290001032598

Contract Details

	Item	Related Article	Summary
1	Rental Property	Article 1	Name	SANOS Nihonbashi Building
			Address (Residential)	2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo
			Address (Land)	2-34-7 Nihonbashi Ningyocho, Chuo-ku, Tokyo
			Structure	6-story reinforced concrete with flat roof
			Type	Office
			Building Number	34-7
			Contract Area	4th floor, 80.1 sqm (including elevator hall, toilet, pantry, PS, EPS areas) Note: The above area is calculated based on the wall core measurement.
2	Specific Usage Purpose	Article 2	Office
3	Lease Period	Article 3	July 27, 2024 - July 26, 2026 (2 years) (Renewable for 2 years)
4	Renewal Fee	Article 3	None
5	Rent	Article 4	Monthly: 240,000 JPY plus 24,000 JPY consumption tax (10%)
6	Common Area Maintenance Fee	Article 4	Monthly: 30,000 JPY plus 3,000 JPY consumption tax (10%)
7	Rent Commencement Date	Article 4	July 27, 2024
8	Common Area Fee Start Date	Article 4	July 27, 2024
9	Security Deposit	Article 6	240,000 JPY (equivalent to 1 month’s rent)
10	Depreciation	-	None
11	Termination Notice (Lessor)	Article 17	Lessor: 6 months before the intended termination date
12	Termination Notice (Lessee)	Article 17	Lessee: 2 months before the intended termination date
13	Renewal Refusal Notice (Lessor)	Article 3	Lessor: 6 months before the expiration date

14	Renewal Refusal Notice (Lessee)	Article 3	Lessee: 2 months before the expiration date
15	Rent Payment Date	Article 5	End of each month (or the next business day if it is a bank holiday)
16	Rent Payment Account		Mizuho Bank (0001), Nihonbashi Hamacho Branch (785), Ordinary 1073522, Sano Corporation
17	Special Provisions	Article 27

1. Regarding Interior Fixtures:

- Lessee confirms that the rental room is handed over with interior fixtures, equipment, and telephones installed by the Lessor.

- Ownership of these fixtures, equipment, and telephones remains with the Lessor. During the lease period (including any renewals), the Lessee shall maintain these items with the care of a good manager and, if repairs are necessary, shall do so at the Lessee’s own expense and responsibility, after obtaining confirmation from the Lessor or the Lessor’s agent.

2. Restoration to Original Condition:

- Upon termination of this Agreement, the Lessee shall restore the rental room to its original condition as per Article 18, paragraph 1, and the attached “Restoration Work Standards”.

3. Acceptance of Current State:

- The Lessee agrees to rent the room in its current state.

4. Restoration Work:

- Notwithstanding Article 18 of this Agreement, restoration work shall be entrusted to the Lessor or a person designated by the Lessor, with the cost borne by the Lessee.

5. Fire Insurance:

- Upon entering this Agreement, the Lessee shall subscribe to fire insurance with a tenant liability endorsement designated by the Lessor and maintain it throughout the lease period (including any renewals).

6. Utility Costs:

- Notwithstanding Article 4.4(1) of this Lease Agreement, electricity and water charges are included in the rent and common area maintenance fee. However, if there is significant usage, the Lessor and Lessee shall discuss and agree on the burden of these charges.

7. Deletion of Article 22 (Joint and Several Guaranty):

- Article 22 of this Lease Agreement is deleted.

8. Use of Internet and Telephone Lines:

- The Lessee may use the internet facilities and telephone lines installed by the Lessor free of charge. However, the Lessor shall not be liable for any damages incurred by the Lessee due to failure or malfunction of these lines.

9. Deletion of Article 22 (Joint and Several Guarantor):

- Article 22 of this Lease Agreement is deleted.

※In this contract, “Consumption Tax, etc.” refers to the total of the consumption tax and the local consumption tax.

※The tax rate for the Consumption Tax, etc. is based on the rate applicable at the time the landlord records the revenue.

Lease Agreement Provisions

(Rental Property)

Article 1	Party A leases the rental property specified in Item 1 of the Contract Details (hereinafter referred to as “rental room”) to Party B under the conditions set forth in this Agreement, and Party B accepts the lease.

(Purpose of Use)

Article 2	Party B shall use the rental room only for the purpose specified in Item 2 of the Contract Details.

(Lease Period and Renewal)

Article 3	The lease period shall be as specified in Item 3 of the Contract Details. The handover of the rental room shall be on the start date of the lease period.

2	If either Party A or Party B gives written notice of renewal refusal to the other party by the renewal refusal notice period specified in Item 13 or 14 of the Contract Details, this Agreement shall terminate on the expiration date of the lease period. Such notice cannot be withdrawn without the written consent of the other party.

3	If neither Party A nor Party B gives notice of renewal refusal, the lease period shall be renewed for the period specified in Item 3 of the Contract Details, starting from the day following the expiration of the lease period. The same shall apply thereafter. The conditions of the renewed lease shall be governed by Article 7.

4	In the event of renewal, Party B shall pay the renewal fee specified in Item 4 of the Contract Details.

(Rent, Common Area Maintenance Fee, and Other Costs)

Article 4	The rent shall be as specified in Item 5 of the Contract Details. The rent commencement date shall be as specified in Item 7 of the Contract Details.

2	The common area maintenance fee shall be as specified in Item 6 of the Contract Details. The common area fee commencement date shall be as specified in Item 8 of the Contract Details.

3	Rent and common area maintenance fees for less than one month shall be calculated on a daily pro rata basis.

4	In addition to rent and common area maintenance fees, Party B shall bear the following costs:

(1)	Electricity and water charges within the rental room (if Party B is the sole tenant on the floor or if the charges for common areas on the floor are shared proportionately among tenants, the charges for the common areas on the floor are separate).

(2)	Costs for replacing light bulbs within the rental room.

(3)	Other charges and costs borne by Party B.

5	Party A shall bear the electricity, water, and other costs for common areas not specified in the preceding paragraph.

6	Party B shall pay the consumption tax and local consumption tax (hereinafter referred to as “consumption tax, etc.”) on the costs specified in paragraphs 1 to 4. If the tax rate changes during the lease period, the new rate shall apply.

7	Party B shall pay the costs specified in paragraph 4 upon Party A’s request. However, if Party B directly contracts with a service provider, Party B shall pay the service provider directly.

(Payment Method)

Article 5	Party B shall pay rent, common area maintenance fees, and the related consumption tax, etc., by automatic bank transfer from the guarantor’s account to the account specified in Item 15 of the Contract Details. Bank transfer fees shall be borne by Party B.

(Security Deposit)

Article 6	Party B shall deposit the security deposit specified in Item 9 of the Contract Details with Party A at the time of signing this Agreement to secure the performance of Party B’s obligations under this Agreement and any associated contracts, as well as Party B’s obligations to Party A under Articles 8, paragraph 1, and 18, paragraph 1.

2	When this Agreement is terminated, Party A shall return the balance of the security deposit to Party B within three months from the day following the complete return of the rental room and the settlement of Party B’s obligations, if any.

3	The security deposit shall be non-interest bearing.

4	During the term of this Agreement, Party B cannot assert a set-off of the security deposit against any obligations to Party A.

5	If Party B delays the payment of any monetary obligations or damages to Party A, Party A may apply the entire or part of the security deposit to settle such obligations without any demand.

6	If Party A applies the security deposit to settle Party B’s obligations, Party B shall replenish the shortage within five days from the date of notification.

7	If the rent changes, the security deposit shall also be adjusted accordingly, and Party A or Party B shall promptly settle the difference based on the ratio of the security deposit to the rent specified in Item 9 of the Contract Details.

8	If the security deposit is insufficient to extinguish all of Party B’s obligations under this Agreement upon termination, Party A may designate the order of priority for applying the security deposit to settle the obligations. Party B shall pay the remaining obligations by the due date specified by Party A.

(Revision of Rent and Common Area Maintenance Fee)

Article 7	Party A and Party B may revise the rent and common area maintenance fee by mutual agreement when this Agreement is renewed.

2	Notwithstanding the preceding paragraph, if there is a significant increase in prices, rent of nearby land and buildings, public charges on land and buildings, or changes in economic conditions, or if the building or rental room is renovated or modified, Party A and Party B may revise the rent and common area maintenance fee by mutual agreement.

(Interior, Fixtures, and Equipment Works)

Article 8	If Party B intends to carry out the following works, Party B shall obtain prior written consent from Party A and, in principle, request Party A or a person designated by Party A to perform the works, with all costs borne by Party B. However, if Party B obtains prior written consent from Party A, Party B may request a person designated by Party B to perform the works:

(1)	Addition, installation, removal, modification, replacement, or other changes to the interior, fixtures, and equipment.

(2)	Repair of ceilings, walls, and floors within the rental room, or repairs due to reasons attributable to Party B.

(3)	Creation of nameplates, and duplication of keys and security cards.

2	The works specified in the preceding paragraph shall be carried out within the lease period.

3	Public charges levied on the interior, fixtures, and equipment added or installed by Party B shall be borne by Party B, regardless of the name or designation.

4	If corrections are required for the works specified in this Article due to guidance from relevant authorities, Party B shall promptly make the corrections at Party B’s expense.

(Management Responsibility of Party B)

Article 9	Party B shall manage the rental room at its own responsibility and use it, along with common areas such as entrances and corridors, with the care of a good manager.

2	If Party B or its employees, contractors, etc., cause damage to Party A or other tenants, Party B shall immediately notify Party A and compensate for all damages suffered by the other party.

(Compliance with Building Regulations)

Article 10	If there are building regulations or other rules specified by Party A, Party B shall comply with them and ensure compliance by its employees, contractors, etc.

2	If Party A designates a management company for the building, Party B shall follow the instructions of the management company.

(Prohibited Actions)

Article 11	Party B shall not engage in the following actions without prior written consent from Party A:

(1)	Transfer all or part of the leasehold to a third party or to use it as collateral

(2)	Sublease all or part of the leased premises to a third party or to permit a third party to use it without charge.

(3)	Transfer or use the return claim of the security deposit as collateral.

(4)	Allow a third party to use or reside in the rental room for any reason, including transfer of business rights, entrustment of management, joint management, or displaying the name of a person other than Party B on the rental room.

(5)	Install telephone lines, fax lines, etc., in the rental room under a name other than Party B.

(6)	Place items in common areas or occupy them.

(7)	Use the rental room for purposes other than those specified in Article 2.

(8)	Bring animals into the building or keep them there.

(9)	Reside in the rental room.

(10)	Bring in heavy, flammable, foul-smelling, or other hazardous items, or engage in activities harmful to the building’s preservation.

(11)	Engage in activities that violate the Building Standards Act, Fire Service Act, or other relevant laws and regulations.

(12)	Engage in other activities that cause inconvenience to Party A or other tenants.

(Notification Obligation)

Article 12	Party B shall notify Party A in writing within seven days of any of the following events:

(1)	Changes in the name, trade name, address, head office location, rental room management responsibility, or representative of Party B or the joint guarantor.

(2)	Significant changes in Party B’s capital structure.

(Entry and Inspection)

Article 13	Party A, its agents, employees, or contractors may enter the rental room with prior notice to Party B for the purpose of confirming the use specified in Article 2, preserving the building, maintaining hygiene, security, and fire prevention, or other necessary management purposes. However, in cases of emergency where prior notice is not possible, Party A shall promptly report to Party B afterward.

(Contract Termination)

Article 14	Party A may immediately terminate this Agreement without any notice if Party B falls under any of the following conditions:

(1)	Fails to pay the amount specified in Article 4 for two months or more.

(2)	Violates any provision of this Agreement or associated contracts.

(3)	Receives a disposition to suspend bank transactions.

(4)	Is subject to provisional seizure, seizure, provisional disposition, compulsory execution, or auction, or files or is filed for bankruptcy, civil rehabilitation, company reorganization, special liquidation, or similar proceedings.

(5)	Dissolves, splits, or merges with another company.

(6)	Does not use the rental room for two months or more without a valid reason.

(7)	Receives a revocation of business license, business suspension, or other administrative disposition.

(8)	Engages in acts contrary to public order and morals or significantly antisocial acts.

(9)	Undergoes significant changes in assets, credit, organization, business purpose, or other business matters, causing Party A to consider the continuation of this Agreement difficult.

(10)	Occupies the rental room through fraudulent means, such as false statements in this Agreement or the rental room application.

(11)	Engages in adult entertainment business, related businesses, or similar operations.

(Exclusion of Antisocial Forces)

Article 15	Party A, Party B, and the joint guarantor shall each assure the other party of the following:

(1)	They do not fall under any of the following categories (hereinafter referred to as “Anti-Social Forces”):

(a)	Organized crime groups, members of organized crime groups, quasi-members of organized crime groups, organized crime group-related companies (front companies), corporate racketeers, groups advocating political activities (pseudo-right-wing groups), groups advocating social movements (pseudo-Dowa activity groups), black journalism, or any other person or entity engaged in anti-social activities or who has engaged in such activities in the past.

(b)	Persons or entities who are members of, or have been members of, organizations that collectively or habitually engage in illegal activities, or who are under the influence of such organizations or their members (or have been under their influence), or who have business relations with such organizations or their members (or have had business relations with them).

(c)	Persons suspected of hiding or receiving proceeds of crime as defined in the Act on Punishment of Organized Crimes and Control of Crime Proceeds, or persons dealing with such persons.

(d)	Persons belonging to organizations subject to measures under the Act on the Control of Organizations That Commit Acts of Indiscriminate Mass Murder, or persons belonging to similar organizations.

(e)	Persons defined as debt collection restrictions under Article 24, Paragraph 3 of the Money Lending Business Act, or similar persons.

(f)	Persons who have engaged in fraud, gambling, bookmaking, prostitution mediation, possession or sale of narcotics and stimulants, or any other acts in violation of regulatory laws.

(g)	Persons engaged in businesses contrary to public order and morals.

(2)	Their own officers (including members executing business, directors, executive officers, or persons equivalent to them; the same applies hereinafter in this article) are not Anti-Social Forces.

(3)	They do not allow Anti-Social Forces to use their name or act as an agent or intermediary to enter into this contract.

(4)	They will not engage in the following acts themselves or through a third party:

(a)	Acts of threatening behavior or violence towards the other parties.

(b)	Acts of obstructing the business of the other parties or damaging their credit using false pretenses or force.

(5)	They have not provided any money or other benefits to Anti-Social Forces, nor engaged in transactions with them. They also agree not to engage in such acts after the conclusion of this contract.

2	If either Party A or Party B falls under any of the following categories, the other party may terminate this contract without any notice:

(1)	When it becomes evident that they have violated the representations and warranties in the previous paragraph.

(2)	When they themselves or their officers become Anti-Social Forces after the conclusion of this contract.

(3)	When they place signs, crests, decorations, etc., on the leased premises and building that clearly indicate Anti-Social Forces.

(4)	When they use the leased premises or building as an office or base of operations for Anti-Social Forces, either for themselves or for a third party.

(5)	When they repeatedly allow Anti-Social Forces to enter and exit the leased premises and building.

(Penalty for Contract Termination)

Article 16	If Party A terminates this contract due to Party B’s violation of the provisions of Article 14 or Article 15, Party B shall pay Party A a penalty that includes the amount equivalent to the rent, common service fees, and associated consumption taxes, as stipulated in Article 4, for the period specified in Contract Details 12. However, this does not preclude Party A from claiming damages from Party B.

(Early Termination)

Article 17	Either Party A or Party B may terminate this Agreement during the lease period by giving written notice to the other party by the termination notice period specified in Item 11 (for Party A) or Item 12 (for Party B) of the Contract Details. In such cases, the Agreement shall terminate on the intended termination date. However, Party B may terminate this Agreement immediately by paying Party A an immediate termination fee equivalent to the rent and common area maintenance fees specified in Item 12 of the Contract Details, including the corresponding consumption tax, etc., for the period from the termination notice period to the intended termination date.

2	If Party B terminates this Agreement due to Party B’s circumstances before the lease period starts, Party B shall pay Party A a penalty equivalent to the rent and common area maintenance fees specified in Article 4 for the period specified in Item 12 of the Contract Details, including the corresponding consumption tax, etc. This does not preclude Party A from claiming damages from Party B.

3	The termination notice in the preceding paragraphs cannot be withdrawn or changed without the written consent of the other party.

(Return of Rental Room and Restoration to Original Condition)

Article 18	Upon termination of this Agreement, Party B shall remove all items from the rental room, remove any interior, fixtures, and equipment installed by Party B, and restore the walls, ceiling, and floor of the rental room to their original condition (including repairs for normal wear and tear) and return the rental room to Party A. Restoration work shall be entrusted to Party A or a person designated by Party A, with the cost borne by Party B. If Party A has separate restoration work standards, Party B shall follow them.

2	If Party B does not return the rental room upon termination of this Agreement, Party B shall pay Party A damages equivalent to twice the rent and common area maintenance fees for the period from the day following the termination of this Agreement until the return is completed, including the corresponding consumption tax, utility costs, and any damages incurred by Party A due to the delay.

3	If there are remaining items left by Party B in the rental room upon return, Party A may consider that Party B has abandoned ownership of these items and dispose of them at Party B’s expense. The return of the rental room shall be considered complete on the day the disposal is completed.

4	Upon return of the rental room, Party B shall not claim reimbursement of necessary or useful expenses, purchase of interior, fixtures, equipment, relocation fees, or evacuation fees from Party A for any reason.

(Termination due to Force Majeure)

Article 19	This Agreement shall terminate if the building is completely or partially destroyed or damaged due to natural disasters or other force majeure events, making the use of the rental room impossible.

2	In such cases, neither Party A nor Party B shall claim damages from each other.

(Late Payment Penalty)

Article 20	If Party B delays the payment of any obligations under this Agreement, Party A may charge Party B damages calculated at an annual rate of 14.6% of the overdue amount (calculated on a daily basis).

(Disclaimer)

Article 21	Party A shall not be liable for any damages incurred by Party B due to earthquakes, storms, floods, fires, theft, or other reasons not attributable to Party A.

2	After concluding this Agreement, Party A shall not be liable for any damages incurred by Party B due to restrictions on the use of common areas, the building, or the rental room as a result of repairs or renovations necessary for the maintenance and management of the building.

(Joint and Several Guarantor)

Article 22	The joint guarantor shall be jointly and severally liable with Party B for all obligations under this Agreement. This also applies to renewed contracts.

2	If the joint guarantor is an individual, the joint guarantor’s liability is limited to the maximum amount specified in Item 17, 9 of the Contract Details.

3	If the joint guarantor is an individual, Party B shall provide the joint guarantor with the following information when commissioning them as the joint guarantor of this Agreement, and assure that the information provided is true and accurate:

(1)	Party B’s financial status and income and expenditure situation.

(2)	Any other obligations borne by Party B, their amounts, and performance status.

(3)	If there are other securities provided or to be provided for the main obligations, their details.

4	If the joint guarantor is an individual, the joint guarantor shall confirm that they have received the information specified in the preceding paragraph from Party B and understood its content before concluding this Agreement.

5	If the joint guarantor is an individual and the principal debt is determined under Article 465-4, paragraph 1, item 3 of the Civil Code, Party B shall promptly provide a new joint guarantor approved by Party A within the maximum amount specified in paragraph 2.

6	Party A’s demand for performance against the joint guarantor shall be effective against Party B as well, notwithstanding Articles 458 and 441 of the Civil Code.

7	Even if the conditions of this Agreement are changed, the joint guarantor shall continue to be liable under paragraph 1 for subsequent lease agreements. However, the maximum amount specified in paragraph 2 shall not be changed.

8	If Party A determines that the joint guarantor has lost the capacity to guarantee, Party B shall immediately select another joint guarantor and obtain Party A’s approval.

9	Party B shall submit the joint guarantor’s seal certificate to Party A when selecting a joint guarantor or when selecting a new joint guarantor under paragraph 5 or the preceding paragraph.

(Insurance)

Article 23	Party B shall take out fire insurance with a tenant liability endorsement at Party B’s expense before moving into the rental room and maintain it throughout the lease period.

2	If there is a designated insurance contract specified by Party A, Party B shall join it.

3	After concluding the insurance contract, Party B shall promptly submit a copy of the insurance policy to Party A.

(Jurisdiction)

Article 24	For any litigation related to this Agreement, the district court with jurisdiction over the location of the property shall be the agreed court of first instance.

(Governing Law)

Article 25	This Agreement shall be governed by and interpreted in accordance with the laws of Japan, with the Japanese text being the authoritative text.

2	If this Agreement is translated into a language other than Japanese, the content of this Agreement shall be interpreted according to the Japanese text.

(Confidentiality)

Article 26	Party A, Party B, and the joint guarantor shall not disclose the content of this Agreement, associated contracts, or any information obtained about the other party to third parties without just cause. However, if Party A (or the sublessor, if Party A is the sublessor) transfers the building and imposes confidentiality obligations on the transferee, intermediary, lawyer, financial institution, investor, or other related parties, this shall not apply.

(Special Provisions)

Article 27	Party A and Party B agree to the special provisions specified in Item 17 of the Contract Details. If there is any conflict between the special provisions and the provisions of this Agreement, the special provisions shall prevail.

(Matters Not Covered and Interpretation)

Article 28	If there are any matters not covered by this Agreement or if there are any doubts about the interpretation of the provisions, Party A and Party B shall consult in good faith based on the Civil Code, the Act on Land and Building Leases, other related laws and regulations, and real estate transaction practices, and resolve the matter.

Restoration Work Standards (SANOS Nihonbashi Building)

The restoration to the original condition upon termination of the lease shall be based on the following specifications, at the expense of the lessee, to restore the rental room to its state before occupancy (or, in the case of current delivery, to the state before the previous lessee occupied it). Restoration includes common areas damaged or significantly worn due to use by the lessee.

♦	Interior and Fixtures: Removal of partitions, cabinets, reception rooms, meeting rooms, and entrance interior fixtures installed by the lessee. Repair and cleaning of initial fixtures (such as wall-mounted shelves) installed by the lessor.

♦	Floor: Replacement of entire tile carpet (including base treatment). Replacement of baseboards, etc. If flooring, repair and waxing. If there is significant damage or contamination, replacement of the entire floor.

♦	Walls: Repair damaged areas and repaint entire walls. If wallpaper, repair damaged areas and replace entire wallpaper.

♦	Ceiling: Repair damaged areas and repaint entire ceiling. If repair is impossible, replace and repaint entire ceiling. If wallpaper, repair damaged areas and replace entire wallpaper.

♦	Doors: Repair damaged areas and repaint entire door if previously painted. Adjust door checks.

♦	Glass: Replace damaged glass. Clean indoor glass surfaces, frames, and sashes.

♦	Lighting: Clean fixtures. Replace damaged fixtures.

♦	Air Conditioning: Clean filters. Remove air conditioning units installed by the lessee (both indoor and outdoor units).

♦	Kitchen Equipment (within rental area): Replace damaged or contaminated equipment. Clean stainless steel and metal surfaces.

♦	Toilets (within rental area): Replace damaged or contaminated equipment. Otherwise, clean.

♦	Metals facing the rental room: Replace if repair is impossible. Repaint damaged painted surfaces. Otherwise, clean.

♦	Blinds: Replace damaged blinds. Otherwise, clean.

♦	Keys: Replace cylinder locks. Return used keys and security cards to the lessor or management company.

♦	Nameplates and Mailboxes: Remove lessee’s name and clean.

♦	Signboards: Replace with a blank (specified acrylic plate).

♦	Others: Restore equipment such as lighting, power outlets, electrical wiring, LAN, telephone wiring, lighting fixtures, louver, fire equipment (emergency lights, smoke detectors, etc.), and signboards to their original state before alteration by the lessee. Signboards include those at the entrance and outside the building.

※In cases where repairs are not possible, items may need to be replaced with new ones.